EXHIBIT 11.1

                     THE CHARLES SCHWAB CORPORATION

          Computation of Earnings per Common Equivalent Share
               (In thousands, except per share amounts)
                             (Unaudited)


                                                   Three Months Ended          Six Months Ended
                                                        June 30,                   June 30,
                                                   1995         1994           1995        1994
                                                   ----         ----           ----        ----
Net Income                                       $ 44,419     $ 32,159       $ 82,795    $ 70,349
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Shares*
    Weighted average number of common
        shares outstanding                        171,951      169,793        170,903     170,359
    Common stock equivalent shares
        related to option plans                     6,176        5,265          6,241       5,371
- -------------------------------------------------------------------------------------------------
    Weighted average number of common and
        common equivalent shares outstanding      178,127      175,058        177,144     175,730
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Earnings per Common Equivalent Share*            $    .25     $    .18       $    .47    $    .40
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*   Reflects the March 1995 three-for-two common stock split and the two-for-one common stock split declared July 18, 1995, payable September 1, 1995.
